Exhibit 99(a)



News Release:  Immediate
Contact:       Celeste Gunter
               (804) 649-4307





             James River to Acquire Rayne Ownership in Jamont

     RICHMOND, VIRGINIA, April 27, 1994 -- James River Corporation announced today the signing of an agreement with Montedison S.p.A.
and Rayne Holdings Inc. ("Rayne") providing for the acquisition by James River of Rayne's 43% indirect interest in Jamont N.V. ("Jamont"). Jamont, with operations in 12 European countries and 1993 sales of approximately $1.4 billion, produces branded and private label tissue, hygiene, and foodservice products for the retail and away-from-home-markets. Jamont currently holds the overall number two position in the European tissue market with a market share of approximately 15%. Many of Jamont's products hold the number one market position in their respective countries.
     Under the current ownership structure, James River and Rayne each hold 50% of Jamont Holdings N.V. ("Holdings"), which owns
86.4% of Jamont. The remaining 13.6% of Jamont is owned by EuroPaper Inc. The agreement provides that James River will acquire Rayne's 50% interest in Holdings for approximately $575 million in cash. At the completion of the transaction, James River will own 86.4% of Jamont, which will then become a consolidated subsidiary. James River intends to finance this transaction through the issuance of a combination of debt and equity securities.
     James River and Rayne are parties to a put and call agreement related to Rayne's interest in Jamont. Pursuant to this agreement, Rayne has the option to put its interest in Jamont to James River during the summer of 1996 and the summer of 1998 for a total of approximately $820 million. In addition, James River has a currently exercisable option to call Rayne's interest in Jamont, at a price of approximately $650 million as of the expected closing date for the announced transaction. This transaction will allow
James River to acquire Rayne's interest in Jamont at a significant discount to the scheduled put and call prices. The total savings to James River have a present value of approximately $100 million, after assumed financing.
     "This acquisition fits James River's long-term strategy of expanding its presence in Europe, where tissue consumption is generally increasing at a faster rate than in the United States.
With its well-known premium branded products, strong market shares, cost-effective manufacturing, advanced technology base, and broad distribution network, Jamont is strategically positioned to outperform its competitors in the European market," said Robert C. Williams, Chairman, President, and Chief Executive Officer of James River. "While Jamont's recent results have been hampered by the recession in Western Europe, its recently completed capital expansion and upgrade program and its significant cost reduction efforts have resulted in positive free cash flow and should provide the base for improving earnings during the coming years."
     The acquisition, which is subject to normal closing conditions, as well as obtaining necessary financing and approval of James River's lenders, is expected to be completed during the third quarter of 1994.
     James River Corporation, headquartered in Richmond, Virginia, is a marketer and manufacturer of consumer products, food and consumer packaging, and communications papers. These product lines include leading brands such as Quilted Northern(r) bathroom tissue, Brawny(r) paper towels, Dixie(r) cups and plates, Eureka!(tm) recycled copy paper, Quilt-Rap(tm) sandwich wrap, and Qwik Crisp(r) microwave packaging. For the year which ended on December 26, 1993, James River had sales of $4.6 billion.